Exhibit 10.31

June 28, 2007

John Boden

[Address]

Re:	Offer of Employment

Dear John:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of SVP, Product Management. You shall report to Robert Vrij and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave.

1.	Commencement of Employment with Company.

Your employment will commence on July 5, 2007 or on the first available date following your providing to Company proof of your eligibility to work in the United States. Please note that if we do not receive proof of your eligibility to work in the United States, your employment with the Company will not commence and will be terminated.

2.	Base Compensation.

Your annual base salary will be USD 275,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3.	Incentive Compensation

You will be eligible for the following incentive compensation:

a. You shall be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 60% of your base salary actually earned for the three month performance period (i.e., $41,250 based upon your initial base salary). This amount will be pro-rated for your initial quarterly period. Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

4.	Equity Awards.

Subject to the approval of the Stock Award Committee or the Compensation Committee of the Board of Directors, you will be granted an option to purchase 40,000 shares of Company common stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Stock Award Committee or the Compensation Committee). The vesting commencement date shall be your employment commencement date. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will vest on the first anniversary of your vesting commencement date and the remaining shares will vest monthly thereafter on a ratable basis. Vesting will, of course, depend on your continued employment with Openwave. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

Subject to the approval of the Stock Award Committee or the Compensation Committee of the Board of Directors of Openwave you will be granted a restricted stock award of 10,000 of Company common stock (the “Restricted Stock Award”). The Restricted Stock Award shall vest over four years in equal installments of 2,500 shares each on the four yearly anniversaries of the 15th day of the second month of the quarter of which the Restricted Stock Award was granted by the Stock Award Committee of the Compensation Committee (i.e., if the grant date is in July, then 2,500 shares will vest on July 15, 2008, 2009, 2010 and 2011. All vesting for the Restricted Stock Award shall be contingent upon your continued employment with the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of restricted stock purchase agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election.

5.	Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6.	Relocation.

Openwave will assist you in your relocation to the Redwood City area as per the Company’s Relocation Policy. Please contact Charis Korpela, Account Executive with National Equity Inc. at +1 800 533 7353 x5308 to learn more about your relocation assistance package.

7.	At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an applicable officer of the Company.

8.	Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy and as consistent with applicable law. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the at will nature of your employment relationship with the Company.

9.	Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definition of Cause

Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

Donna Goldstein

Director, HR Operations

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:                                                                                                    Date:

                                John Boden